SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 4, 2003

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)	Identification No.)

225 South Main Avenue, Sioux Falls, SD	57104
(Address of principal executive office)	(ZIP Code)

(605)   333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5.  Other Events.

             Home Federal Bank (the “Bank”) , a subsidiary of HF Financial Corp. (the “Company”) entered into a Credit Card Portfolio Sale Agreement (the “Agreement”) on December 31, 2002, with a third party for sale of credit card receivables.  Closing date of the transaction was February 4, 2003 based on balances at close of business January 31, 2003.  The Agreement stated on the closing date, the Bank shall sell, assign, and transfer to the buyer and the buyer shall purchase from the seller all of the seller’s right, title, and interest in and to the accounts, the receivables, account records, card holder agreements, all rights to receive interchange fees, and any goodwill associated therewith, all existing as of the closing date.  The agreement included no assumption of liabilities by the buyer of any nature, whether in contract or otherwise, and whether known or unknown, other than the buyer’s agreement to assume as of the closing date the obligations of the Bank to extend credit under, and in accordance with the terms and conditions of, the cardholder agreements establishing accounts.  The price paid was 20% for accounts current or past due less than 60 days and 5% for accounts past due 60 - 149 days.  The credit card balances included in the transaction were $2.9 million and the proceeds from the sale were $0.5 million.

FORM 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HF Financial Corp.
(Registrant)

Date:	February 7, 2003	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President And Chief Executive Officer (Duly Authorized Officer)

Date:	February 7, 2003	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Senior Vice President
And Chief Financial Officer
(Principal Financial and Accounting Officer)